                                                                    Exhibit 99.3

SEND IN YOUR CONSENT FORM!

                                  Please Vote!
            Your vote counts so please be sure you do the following:

[X]            Read the Enclosed Materials . . .

               Enclosed you will find the following information regarding the proposed acquisition of your CNL Income Fund by CNL American Properties Fund, Inc., a real estate investment trust (REIT):

                    .    CNL Income Fund Investor Booklet
                    .    Prospectus/Consent Solicitation Statement and
                         Supplement(s)
                    .    Consent Form(s) printed on blue paper

[X]            Complete the Consent Form(s) . . .

               Please review and simply cast your vote, sign and return it in the postage-paid envelope provided. For easy reference, it is printed on blue paper. Please note, all parties must sign and if you own units in more than one Income Fund, you must complete one consent form for each Income Fund in which you are an investor.

[X]            For Assistance . . .

               If you have any questions or need assistance in completing your consent form, please call our information agent, D.F. King & Co., Inc., toll free at 1-800-290-6428.

[X]            Mail the Consent Form Today . . .

               We encourage you to cast your vote promptly, so we can avoid additional costs soliciting your vote.

[X]            Thank You!

               We appreciate your participation and support. Your vote is important!

                                CNL Income Funds
                    450 S. Orange Avenue . Orlando, FL 32801

             I N V E S T  I N  A  C O R N E R  O F  A M E R I C A

             [PHOTOS OF RESTAURANT PROPERTIES IN APF'S PORTFOLIO]

                               CNL INCOME FUNDS
                               ----------------





             Investor information about the proposed acquisition
          of the CNL Income Funds by a Real Estate Investment Trust
                    to trade on the New York Stock Exchange

Letter from the General Partners


Dear Limited Partner,

We began the CNL Income Funds fifteen years ago with three fundamental investment goals: to preserve, protect and enhance investor capital. We achieved this by forming limited partnerships, which invested in what we called a "corner of America" -- fast-food, family-style and casual-dining restaurant properties located across the United States.

[PHOTO]

James M. Seneff, Jr. (left)
and Robert A. Bourne

The CNL Income Funds and our investor base have grown every year -- demonstrating how much sense our original investment strategy made. Now, in keeping with our original goals, we are recommending a strategy that will significantly expand your "corners of America" in the restaurant industry. That strategy includes accepting an offer from CNL American Properties Fund, Inc. ("APF") to acquire 16 limited partnerships -- the CNL Income Funds (the "Income Funds") in exchange for shares of common stock in APF. We recommend you accept APF's offer to acquire your Income Fund and to become part of this growing, diversified real estate investment trust (REIT).

We are asking you to vote "FOR" the acquisition (the "Acquisition") of your Income Fund. We also recommend that you elect to receive APF shares in exchange for your units.

APF is a full-service real estate investment trust that provides a complete range of restaurant property services to operators of national and regional restaurant chains from triple-net leasing and mortgage financing to site selection, construction management and build-to-suit development. APF expects to list its shares for trading on the New York Stock Exchange (NYSE) concurrently with the Acquisition of the Income Funds. As a result of APF's offer to acquire the Income Funds, which on average have $30 million in assets, our limited partners have an opportunity to receive liquid securities in the form of APF shares. As an APF stockholder and assuming all of the Income Funds are acquired, you will be a part of a company that would have interests in approximately 1,900 restaurant properties, making it one of the largest owners of restaurant properties in the United States with more than $1.5 billion in assets.

We urge you to read the details of the Acquisition found in the accompanying prospectus/consent solicitation statement and the supplement for your particular Income Fund. For those investors who are subject to federal income taxation, the Acquisition will be a taxable transaction. Although numerous risks are associated with the Acquisition, we believe that the Acquisition is the best way for you to maximize the value of your investment in the Income Funds, while also providing you with liquidity, and reducing your risk through greater diversification. As a stockholder in APF, you will have the opportunity, currently unavailable to you in the Income Funds, to participate in a growth-oriented company.

In the following pages, we have provided answers to questions you may have about the Acquisition. If you have more questions or need help on how to properly complete the consent form, please call D.F. King & Co., Inc., the information agent for the Acquisition, toll free at 1-800-290-6428.

As always, thank you for the confidence you have placed in us and we look forward to continuing to serve you as we expand our "corners of America."

/s/ James M. Seneff, Jr.                         /s/ Robert A. Bourne
James M. Seneff, Jr.                             Robert A. Bourne
General Partner                                  General Partner

The Acquisition Opportunity

The following is a brief overview of what we, the general partners, are recommending for the 16 limited partnerships - CNL Income Funds. We encourage you to read the full text of this brochure as well as the enclosed prospectus/consent solicitation statement and the supplement(s) for your Income Fund(s).

What: We are asking you to vote "FOR" the Acquisition of your Income Fund's restaurant property portfolio by APF, a real estate investment trust (REIT). APF's primary business is owning restaurant properties leased to national and regional restaurant operators on a triple-net lease basis. Unlike your Income Fund, which is a closed-end, finite-life entity, APF has the ability to grow its business by offering a complete range of restaurant property financing and services to its customers.

[In Margin: The general partners recommend you vote "FOR" the Acquisition.]

If your Income Fund approves the Acquisition and the stockholders of APF approve an increase in the number of shares authorized at a special meeting of APF stockholders scheduled for _______, 2000, you will be entitled to exchange your Income Fund limited partnership units for shares of common stock of APF, which will be publicly traded on the NYSE.

Why: We believe the Acquisition is the best way for you to maximize the value of your investment in the Income Funds. It provides you the opportunity for growth potential and reduced risk through greater diversification. In addition, unlike your present Income Fund investment, the Acquisition can provide you with liquidity.

How: You can vote for the Acquisition by (1) completing, signing and dating the enclosed consent form, printed on blue paper, and returning it in the enclosed postage-paid envelope as soon as possible, or (2) attending the special meeting and voting in person.

[PHOTO MAP OF U.S.A]

The dots on the map represent the locations of approximately 1,900 restaurant properties in which the Income Funds and APF own an interest.

Questions? If you have questions on the Acquisition or how to vote, please call D.F. King & Co., Inc., the information agent for the Acquisition, toll free at 1-800-290-6428.

Risks

Before you decide how to vote on the Acquisition, you should carefully consider its potential risks, which are detailed on pages ___ to ___ of the prospectus/consent solicitation statement. Some of these risks include:

Uncertainty about the exchange value and trading price of APF shares following listing. There has been no prior market for the APF Shares, and it is possible that the APF Shares may trade at prices substantially below the exchange value or the historical per share book value of the assets of APF.

The general partners will have conflicts of interest in the Acquisition. As Board members of APF, Messrs. Seneff and Bourne have a different interest in the completion of the Acquisition which may conflict with the interests of the Limited Partners of the Income Funds or with their own positions as the general partners of the Income Funds. Second, as stockholders of APF, Messrs. Seneff's and Bourne's interests in the completion of the Acquisition may conflict with yours as a Limited Partner of the Income Funds and with their own as general partners of the Income Funds.

[PHOTO OF RESTAURANT PROPERTY IN APF'S PORTFOLIO]

"One of the hallmarks of CNL's investment strategy is that it's conservative. We have always believed that sound decisions made in order to preserve capital will, over time, enhance it."

                                                             -- Robert A. Bourne
                                                                General Partner

A fundamental change in the nature of your investment. Your investment will change from constituting an interest in one or more Income Funds, each of which has a fixed portfolio of restaurant properties in which you participate in the profits from the rental of its restaurant properties, to holding common stock of APF, an operating company, that will own an interest in 1,875 restaurant properties, assuming all of the Income Funds and the CNL Restaurant Businesses were acquired as of September 30, 1999.

The Acquisition is a taxable transaction. If you are subject to federal income taxation and you receive APF shares, the tax you must pay will generally be based on your share of the difference between the fair market value of the APF shares your Income Fund receives and the tax basis of your Income Fund's assets. Further, the dividends received by you as an APF stockholder will constitute portfolio income, which cannot be used to offset "passive losses" from other investments.

Failure to qualify as a REIT. A REIT generally is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 95% of its taxable income to its stockholders annually. Therefore, if APF loses its REIT status, the funds available for distribution to you, as an APF stockholder, would be reduced substantially for each of the years involved.

                                                                        Benefits

The prospectus/consent solicitation statement also details the potential benefits of the Acquisition on pages ___ to ___. The primary benefits for Limited Partners include:

Growth potential. As a result of its publicly traded equity securities, large base of assets and ability to incur debt, APF will have substantial access to the capital necessary for funding its operations, completing future acquisitions and making mortgage loans on attractive terms.

APF recently acquired CNL Fund Advisors, Inc., the advisor to APF. This provides APF with restaurant property development capabilities which include site selection and construction management services for restaurant chain operators. These capabilities give APF an additional pool of restaurant chains and restaurant chain operators to whom it can offer triple-net lease and mortgage loan financing. In addition, APF's current financing commitments are in excess of $424 million. APF is in a position to capitalize on these commitments and the potential growth of the development and mortgage financing businesses. These acquisitions may enhance the ability of the REIT to grow in the future. Your investment will change from a closed, finite-life entity to a growing operating company.

[PHOTOS OF RESTAURANT PROPERTIES IN APF'S PORTFOLIO]

"If you manage your business based only on the past, you'll never grow. If you manage your business based only on the present, you might survive for a period of time, but you'll ultimately miss a critical turn in the road because you aren't thinking ahead. That's why I've always believed in the big picture; not just building a company, but in the long run creating value."

                                                         -- James M. Seneff, Jr.
                                                                 General Partner

Risk diversification. The combination of the restaurant properties owned by the Income Funds with APF's existing restaurant properties, as well as future APF property acquisitions, will diversify your investment over a larger number of restaurant properties, and a broader group of restaurant chains, tenants and geographic locations. APF's portfolio will also be more diversified because a portion will be represented by mortgage loans and other financing activities.

Operational economies of scale. Combining the Income Funds into the businesses already owned by APF will result in administrative and operational economies of scale in APF's restaurant property services.

Liquidity. The Acquisition provides you with investment liquidity (meaning your APF shares will be freely tradable) because as an APF stockholder, your APF shares will be listed on the NYSE where you can sell them like other stocks listed on a national exchange.

The APF Story

APF is a real estate investment trust (REIT) that provides a full range of financial, development and other real estate services to operators of national and regional restaurant chains. APF is positioned in the restaurant industry to offer complete build-to-suit development services - from site selection to construction management. Combined with its ability to provide clients with financing options, such as triple-net leasing, mortgage loans and secured equipment financing, APF is a preferred provider for all real estate related business needs to many national and regional restaurant chain operators.

[PHOTO OF RESTAURANT PROPERTY IN APF'S PORTFOLIO]

APF's senior management team members each have an average of nearly two decades of experience in the real estate or financial services industries. As clients of APF, restaurant operators rely on this experience to help them focus on their core business objectives of growing and operating the restaurant business, rather than the distractions related to the acquisition, construction, development and financing of additional restaurant properties.

APF has invested in more than 1,300 restaurant properties through triple-net lease or mortgage financing. These properties are located across 47 states and represent more than 50 restaurant chains.

APF endeavors to structure its investments to provide its stockholders with a stable, growing annual return on their investment. If APF acquires all of the Income Funds, investors like you will be part of a NYSE-traded company with over $1.5 billion in assets, one of the largest net-lease REITs in the country.

[PHOTO OF RESTAURANT PROPERTY IN APF'S PORTFOLIO]

What is a REIT?

In general, a Real Estate Investment Trust (REIT) is a corporation or business trust that:

 .Combines the capital of many investors to acquire or provide financing for real estate.

 .Offers benefits of a diversified portfolio under professional management.

 .Generally does not pay corporate federal income tax.

 .Must pay distributions to investors of at least 95% of its taxable income.

The Restaurant Industry

The restaurant industry continues to grow on the "corners of America" -- there are now 815,000 restaurants in the United States. Restaurant sales are expected to reach $354 billion in 1999. Favorable demographics continue to contribute to what the National Restaurant Association predicts will be the eighth straight year of sales growth in 1999. Dining out in the United States is becoming the norm with dual-career incomes and more people working longer hours. Consider these facts from the National Restaurant Association:


                                    [GRAPH]

                       Dramatic Rise in Restaurant Sales
                                  since 1970
                      Food and Drink Sales (in millions)

                              1970    $ 42.8
                              1980    $119.6
                              1990    $238.8
                              1999*   $354.0

Restaurants -- An Integral Part of Our Daily Life

 . In recent years, almost half of all adults (46%) were restaurant patrons on a typical day.

 . In an average month, 78% of U.S. households use some form of carry-out or delivery of food.

 . In 1999, consumers are expected to spend an average of $970 million per day on food prepared away from home.

Restaurants -- An Integral Part of Our Nation's Economy

 . Restaurant industry sales are forecasted to advance 4.6% in 1999 and equal more than 4% of the U.S. Gross Domestic Product.

 . Restaurant industry sales have grown at an average annual rate of 7.6% since
  1970. Today, restaurants are projected to reach over $350 billion in sales.

Questions & Answers

Q What is the proposed Acquisition that I am being asked to vote upon?

A The Acquisition of your CNL Income Fund by APF.

You are being requested to approve the acquisition of your CNL Income Fund by CNL American Properties Fund, Inc. Your CNL Income Fund is one of 16 limited partnerships, which we refer to as the Income Funds, that CNL American Properties Fund, Inc., or APF as we call it, is seeking to acquire. We, James M. Seneff, Jr., Robert A. Bourne and CNL Realty Corporation, are the general partners of the Income Funds, and are soliciting your approval of the Acquisition.

Q What will I receive if my Income Fund approves the Acquisition?

A Shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund.

If your Income Fund approves the Acquisition and the stockholders of APF approve an increase in the number of shares authorized, you will be entitled to receive shares of APF common stock in exchange for the units of limited partnership interest that you own in your Income Fund. The APF shares will be listed for trading on the New York Stock Exchange, or NYSE, concurrently with the consummation of the Acquisition. If you vote against the Acquisition, and your Income Fund is nevertheless acquired by APF, you may elect to receive consideration in the form of 7.0% callable notes due 2005.

Please remember, regardless of how you vote, your vote is very important.

Q How many APF shares will I receive if my Income Fund is acquired by APF?

A Your proportion of such shares in accordance with the terms of your Income
  Fund's partnership agreement.

  The number of APF shares that will be paid to each Income Fund in the Acquisition is set forth in the chart on page 11 of the prospectus/consent solicitation statement under the caption "Summary-The Acquisition-Consideration Paid to the Income Funds" and in the supplement accompanying the consent solicitation statement. You will receive your proportion of such shares in accordance with the terms of your Income Fund's limited partnership agreement.

Q What is the value of an APF share?

A We do not know the fair value of an APF Share. APF has assigned a value, which we refer to as the exchange value, of $20.00 per share.

  After careful consideration, APF concluded that the exchange value should be set at $20.00 and that the exchange value would be used to allocate the APF Share consideration among the 16 Income Funds. In determining what the exchange value should be, APF used the offering price of its three previous public offerings. In each of the offerings, after giving effect for the one-for-two reverse stock split effective June 3, 1999, the price of the APF Shares sold to the public was also $20.00 per share. The aggregate proceeds raised in the three offerings were $750 million. However, APF presented us with no formal financial analysis that concluded that $20.00 per APF Share was the fair value of an APF Share. Furthermore, since the APF Shares are not listed on the NYSE at this time, we are not certain of the value at which an APF Share may trade. Once listed, it is possible that the APF Shares will trade at prices substantially below the exchange value.

Q What are the tax consequences of the Acquisition to me?

A The Acquisition is a taxable transaction.

Your tax obligations will be based on your share of the difference between the fair market value of the APF Shares received by your Income Fund and the tax basis of your Income Fund's assets.

We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Acquisition.

Q Will I receive future distributions with respect to the APF shares I receive in the Acquisition?

A Yes.

Historically, APF has made quarterly distributions, and it expects to continue to do so in the future. In order to maintain APF's status as a REIT, APF must distribute at least 95% of its taxable income to its stockholders on an annual basis.

Q Who manages APF?

A APF's board of directors.

APF is managed by its Board of Directors, consisting of five members, the majority of which are independent. Independent directors are neither employed by APF, nor have a substantial financial interest in APF. James M. Seneff, Jr. is the Chairman of the Board of APF and Robert A. Bourne is Vice Chairman of the Board of APF. You should note that Messrs. Seneff and Bourne are also the individual general partners of your Income Fund.

Q Who can vote on the Acquisition? What vote is required to approve the Acquisition?

A Greater than 50% of the outstanding units of an Income Fund must approve the Acquisition for that particular Income Fund to be acquired.

Limited Partners of each Income Fund who are Limited Partners at the close of business on the record date of _________, 2000 are entitled to vote at the special meeting.

For an Income Fund to be acquired by APF, Limited Partners holding units constituting greater than 50% of the outstanding units of an Income Fund must approve the Acquisition. Such an approval by your Income Fund's Limited Partners in favor of the Acquisition will be binding on you even if you vote against the Acquisition.

Q I am a Limited Partner of more than one Income Fund. Why did I receive only one prospectus/consent solicitation statement?

A To reduce expenses and to prevent our Limited Partners from receiving duplicate mailings.

Many of the Limited Partners in the Income Funds own units in more than one Income Fund. To reduce expenses and to prevent our Limited Partners from receiving duplicate mailings, we decided to send only one consent solicitation to Limited Partners who our records show own units in more than one Income Fund. If you are one of these Limited Partners, we have enclosed multiple, detachable consent forms, which are on blue paper, as well as the different supplements relating to each of the Income Funds in which you are an investor. Please sign and return all consent forms in the same envelope.

Q When do you expect the Acquisition to be completed?

A As soon as possible after the receipt of your approval.

APF, in conjunction with our efforts, plans to complete the Acquisition as soon as possible after the receipt of your approval at the special meetings. It is expected that the Acquisition will be consummated in the first quarter or the early part of the second quarter of 2000, and we have required that it be completed by the later of March 31, 2000 or 30 days after the date that the vote has been completed.

                            [PHOTO OF WALL STREET]

Characteristics of Income Fund Units vs. APF Shares and Notes

[PHOTOS IN MARGIN OF RESTAURANT PROPERTIES IN APF'S PORTFOLIO]

------------------------------------------------------------------------------------------------------------------------------------
Characteristic                 Income Fund Units                  APF Shares                        Notes
------------------------------------------------------------------------------------------------------------------------------------
Liquidity and Transferability   . No established market            . Traded on NYSE                  . No established market

                                . Transfers are subject to         . Freely transferable subject     . Freely transferable
                                  limitations                        to ownership limitation
                                                                     in APF's Articles of
                                                                     Incorporation
------------------------------------------------------------------------------------------------------------------------------------
State Tax Withholding on        . Some states require              . No withholding                  . No withholding
Distributions                     withholding on
                                  distributions
------------------------------------------------------------------------------------------------------------------------------------
Tax Characterization of         . Generally passive income;        . Generally, portfolio income;    . Generally, portfolio income;
Income                            pro rata share of income           generally, distributions from     noteholders will be taxed
                                  and expense items of               earnings and profits              on interest income
                                  Income Fund attributed to          reported as ordinary
                                  partners; distributions in         income; distributions in
                                  excess of taxable income           excess of earnings and
                                  (generally as a result of          profits (generally as a result
                                  depreciation) are not              of depreciation), reported as
                                  currently taxable and              non-taxable distributions
                                  reduce taxpayer's basis in         and reduces taxpayer's basis
                                  the Income Fund                    in REIT
---------------------------------------------------------------------------------------------------------------------------
Tax Reporting to Investor       . Schedule K-1, generally          . Form 1099-DIV must be           . IRS Form 1099-INT must
                                  mailed by February 15 of           mailed by January 31 of           be mailed by January 31 of
                                  each year                          each year                         each year
---------------------------------------------------------------------------------------------------------------------------
Liability of Investor           . Limited to the amount of         . No personal liability for the   . No personal liability for
                                  your investment in the             debts or obligations of APF       the debts or obligations of
                                  Income Fund                                                          APF
---------------------------------------------------------------------------------------------------------------------------
Distributions                   . Quarterly distributions          . Quarterly distributions         . No distributions will be
                                                                                                       paid to noteholders;
                                                                                                       semi-annual interest
                                                                                                       payments and principal
                                                                                                       upon maturity
---------------------------------------------------------------------------------------------------------------------------
Additional Equity/Potential     . Income Funds cannot issue        . APF may issue additional        . Will be direct, unsecured
Dilution/Subordination            additional equity; no risk of      equity which would result         and unsubordinated
                                  dilution                           in the dilution of your           obligations of APF and
                                                                     ownership interest in APF         will rank equally with
                                                                                                       each other and with all
                                                                                                       other unsecured and
                                                                                                       unsubordinated
                                                                                                       indebtedness of APF from
                                                                                                       time to time outstanding

                                                                                                     . Will be subordinated to
                                                                                                       existing and future
                                                                                                       mortgages and other
                                                                                                       secured indebtedness of
                                                                                                       APF
------------------------------------------------------------------------------------------------------------------------------------
Voting Rights                   . Voting is based upon the         . One vote per share; No          . Voting is permitted only for
                                  ownership interest in the          supermajority voting              the merger of APF or the
                                  Income Fund; voting is             requirements or anti-             sale of all or substantially
                                  generally permitted only for       takeover provisions except        all of APF's assets and
                                  significant transactions as        as necessary to meet REIT         other actions detrimental to
                                  provided in the Income             ownership requirements            noteholders as provided in
                                  Fund's partnership and             with respect to                   the indenture for the notes
                                  agreement and under                business combinations
                                  Florida law                        involving interested
                                                                     stockholders
------------------------------------------------------------------------------------------------------------------------------------

[PHOTO MAP OF U.S.A]

The dots on the map represent the locations of approximately 1,900 restaurant properties in which the Income Funds and APF own an interest.

                                 -----------
                                 How to vote.

Your vote is very important. Please complete, sign and date the consent form, which is on blue paper, and return it in the enclosed postage-paid envelope as soon as possible.

You may vote either "FOR," "AGAINST" or "ABSTAIN" as to the Acquisition of your Income Fund by APF.

If you vote "FOR" the Acquisition, you will receive APF shares in exchange for your Income Fund units if the Acquisition is approved. We strongly urge you to vote "For" the Acquisition. Again, we believe the Acquisition is the best way to maximize the value of your investment in your Income Fund, as opposed to liquidating your Income Fund's portfolio or continuing the Income Fund unchanged.

If you vote "AGAINST" the Acquisition, but your Income Fund nevertheless approves the Acquisition, you will receive APF shares unless you elect to receive the notes.

If you sign and send in your consent form without indicating how you want to vote, your consent will be counted as a vote "FOR" the Acquisition.

If you do not vote or abstain from voting, it will count as a vote "AGAINST" the Acquisition.

Sign and mail the consent form as soon as possible in the enclosed return envelope so at the special meeting of limited partners your units may be voted "For" or "Against" the Acquisition of your Income Fund.

More detailed information about the Acquisition is found in the accompanying prospectus/consent solicitation statement and individual Income Fund supplement. Please read them carefully. If you have questions or need help in completing your consent form, please call D.F. King & Co., Inc., the information agent for the Acquisition, at 1-800-290-6428.



We respectfully request

you vote for the Acquisition

                                 [LOGO OF CNL]

                               CNL INCOME FUNDS
                               ----------------
  CNL Center at City Commons, 450 South Orange Avenue Orlando, Florida 32801